Exhibit 99.1

Lipocine Doses First Participant in BLOOM Phase 3 Study of LPCN 1154 for Postpartum Depression

●	LPCN 1154 is being developed as a 48-hour oral treatment intended for at-home use in postpartum depression

●	Approximately 120 participants planned for the study, which incorporates insights from the previous Phase 3 trial to promote site and data quality

●	Topline results from BLOOM study are expected in 2H 2027

SALT LAKE CITY, November 10, 2026 — Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company focused on the development of novel oral therapeutics, today announced that the first participant has been dosed in BLOOM, the Company’s Phase 3 study evaluating LPCN 1154 (oral brexanolone) for postpartum depression (PPD). LPCN 1154 is being developed as a 48-hour oral treatment intended for at-home use.

First participant dosing marks the start of treatment in BLOOM and advances Lipocine’s LPCN 1154 clinical development program towards a potential NDA submission. The placebo-controlled outpatient study is designed to evaluate efficacy and safety and complement the existing clinical data package in support of a potential New Drug Application (NDA) under the 505(b)(2) pathway. Topline results from the BLOOM study are expected in 2H 2027.

“Our goal is to develop a treatment that provides rapid symptom relief through a 48-hour oral course taken at home,” said Dr. Mahesh Patel, President and Chief Executive Officer of Lipocine. “We believe the BLOOM Phase 3 study is designed to promote study enrollments that are representative of the actual patient population of postpartum depression and provide confidence in data quality.”

Safety outcomes and exploratory post hoc findings from the prior Phase 3 study support further evaluation of LPCN 1154, while the prior Phase 3 trial did not meet its primary endpoint in the full analysis set. BLOOM incorporates lessons from the prior trial and FDA feedback, with strengthened site selection, eligibility assessments, and data quality controls. These measures are intended to improve study execution and the interpretability of results; they do not establish efficacy or assure a successful outcome.

About the BLOOM Study, https://clinicaltrials.gov/study/NCT07822321

The Brexanolone Lifting Outcomes of Moms (BLOOM) study is expected to enroll approximately 120 participants with PPD. It builds on the Company’s prior Phase 3 trial and incorporates the following design and operational measures:

Treatment regimen and primary endpoint: Consistent with the completed Phase 3 trial, BLOOM will evaluate the same 48-hour dosing regimen and primary efficacy endpoint (change from baseline in the 17-item Hamilton Depression Rating Scale (HAM-D17) total score at 60 hours after dosing initiation).

Site selection and oversight: Measures include third-party support for site selection, geographic diversity, participation by academic sites, limiting the number of participants at each site, and periodic review of site participant populations. Sites with significant operational or data-quality concerns will not be selected.

Measures intended to reduce placebo response: The protocol includes fewer rating scales and assessments, reduced participant contact with site staff, centralized rating for screening and eligibility, and standardized participant education about study procedures and assessments.

Prespecified sensitivity analyses: Planned analyses will address outlier sites and pharmacokinetic data to help assess the robustness of the study findings.

About LPCN 1154

LPCN 1154 is an investigational oral formulation of brexanolone, chemically identical to the naturally occurring neuroactive steroid allopregnanolone, which modulates GABA-A receptors. Lipocine is developing LPCN 1154 as a 48-hour oral treatment intended for at-home use in PPD, with the goal of rapid symptom relief. LPCN 1154 is not FDA-approved. Its efficacy, safety, suitability for at-home use and any monitoring or activity restrictions remain subject to clinical evaluation and regulatory review. No head-to-head trials have established superiority to approved PPD treatments.

Feedback from a recent meeting with the FDA, including the necessity of a positive and well-controlled Phase 3 trial, together with learnings from the prior Phase 3 trial, are incorporated into the BLOOM study design. Further, feedback from the FDA acknowledged that the NDA submission package presented to FDA appears complete to support 505(b)(2) NDA submission with the exception of the need for a single positive and well-controlled Phase 3 trial.

About Postpartum Depression

Postpartum depression is a serious, potentially life-threatening condition that can impair daily functioning, maternal-infant bonding and family well-being. Symptoms may include persistent sadness, loss of interest, anxiety and thoughts of self-harm. There remains a need for additional effective, well-tolerated and accessible treatments that provide timely relief while fitting the practical demands of caring for a newborn.

About Lipocine

Lipocine is a biopharmaceutical company developing oral therapeutics using its proprietary drug-delivery technology platform. The Company advances product candidates addressing significant unmet medical needs and explores partnerships to support their development and commercialization.

For more information, please visit www.lipocine.com.

Forward Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our development of our products and product candidates and related efforts with the FDA, including the design, planned enrollment, timing and potential outcomes of the BLOOM study; the timing of clinical trials and regulatory submissions; the impact of design and operational measures to support the BLOOM study; the potential uses and benefits of our products and product candidates; and the commercial potential for our product candidates. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates or we may decide to allocate our available capital to other product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our assets, safety and efficacy studies, including the BLOOM study relating to LPCN 1154, may not be successful or may not provide results that would support the submission of an NDA, the FDA may not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, variability in enrollment and site performance, study costs exceeding current estimates, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information: Krista Fogarty | (801) 994-7383 | kf@lipocine.com

Investors: PJ Kelleher | (617) 430-7579 | pkelleher@lifesciadvisors.com